Exhibit 21.1

GOVERNMENT PROPERTIES INCOME TRUST

SUBSIDIARIES OF THE REGISTRANT

Name	State of Formation, Organization or Incorporation
Government Properties Income Trust LLC	Delaware
GPT Properties Trust	Maryland
3300 75th Avenue LLC	Delaware
GPT Properties LLC	Delaware
GPT Realty Trust (Nominee Trust)	Massachusetts
GOV Grand Oak Properties Trust	Maryland
GOV Lake Fairfax Inc.	Maryland
GOV Lakewood Properties Trust	Maryland
GOV Pender Drive Inc.	Maryland
GOV TRS, Inc.	Maryland
One State Street Square Urban Renewal L.L.C.	New Jersey
GOV Intech LLC	Delaware